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EXHIBIT 99.1

INSWEB CORPORATION
FOR IMMEDIATE RELEASE
Contact Information

    Media Relations:
    Greg Jones
    InsWeb Corporation,
    650-817-0213
    gjones@insweb.com

Investor Relations:
    Jennifer Jarman
    the blueshirt group
    415-217-7722
    jennifer@blueshirtgroup.com


INSWEB CFO RESIGNS TO PURSUE BROADBAND INFRASTRUCTURE OPPORTUNITY
INSWEB IS IN THE MIDST OF ITS BEST-EVER QUARTER

REDWOOD CITY, Calif., March 1, 2000 -- InsWeb Corp. (Nasdaq: INSW) announced today that Stephen Robertson has resigned as chief financial officer, effective March 6, to join an emerging company in the broadband infrastructure industry.

"We are sorry to see Stephen go, but his departure comes at time when our business is very strong," said Hussein Enan, chief executive officer of InsWeb. "We are in the middle of our best quarter ever. Our site traffic is at record levels and we estimate first quarter revenues will be in excess of $8 million."

David Quinlivan, senior vice president of finance for InsWeb, will continue to oversee investor relations and financial and strategic planning. Andrew Urushima, vice president and controller of InsWeb, will continue to manage all accounting functions, including reporting, treasury and tax. InsWeb has begun a search for a permanent successor to Robertson.

"Our day-to-day financial matters are in the capable hands of a very experienced and talented team led by David and Andrew, and we believe that InsWeb will continue to lead the online insurance industry," concluded Enan.

ABOUT INSWEB
------------

InsWeb, the leading online insurance marketplace (http://www.insweb.com), helps consumers save time and money by providing free, multiple insurance quotes sponsored by the nation's leading insurance companies. InsWeb's 49 participating insurers offer auto, health, homeowners, renters, term life, and pet insurance. InsWeb is accessible from more than 170 leading sites on the Internet, including Yahoo!, MSN, Snap.com, LookSmart, and E*TRADE. InsWeb provides real-time customer service, interactive tools, and research capabilities that help consumers make confident and better-informed decisions. InsWeb is rated the no. 1 insurance site by Gomez Advisors and by Lafferty Group, and was recently named one of 50 "Best of the Web" financial
sites by MONEY and the top insurance site by YAHOO! INTERNET LIFE.   Across
the Pacific, the InsWeb brand and technical platform support InsWeb Japan K.K. -- a joint venture with co-founder SOFTBANK Finance Corp., Marsh & McLennan Companies Inc. and Microsoft. InsWeb is headquartered in Redwood City, Calif.

This press release contains forward-looking statements. It is based on current information which we have assessed, but which by its nature is dynamic and subject to abrupt changes. The company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the company's business; which include, but are not limited to, consumer acceptance of and the company's further implementation of new product offerings. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the company's most recent filings with the Securities and Exchange Commission.

"INSWEB" is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance carriers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

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